SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


 Date of Report (Date earliest event reported) November 25, 1998


Commission  Registrant, State of Incorporation,  I.R.S.
File Number Address and Telephone Number         Employer
                                                 Identification No.

1-11299     ENTERGY CORPORATION                  72-1229752
            (a Delaware corporation)
            639 Loyola Avenue
            New Orleans, Louisiana 70113
            Telephone (504) 529-5262

Item 5.   Other Events


      Entergy Corporation has accepted an offer of A$1.7  billion from  U.S.-based  AEP  Resources Inc., a subsidiary  of  American

Electric   Power   (NYSE:AEP)   for   Citipower,   the   electric

distribution  company  in  Melbourne,  Australia.   The  sale  is

expected  to  close  at year-end.  Entergy  bought  CitiPower  in

January 1996 for A$1.575 billion.


     After the effects of currency exchange and interest rate

differences, Entergy expects to recognize a gain on the sale of approximately 12 cents on earnings per share.  This gain is

subject to various purchase adjustments, which will be finalized at or near the time of closing.


     Entergy initially indicated the divestments would be

accomplished within an 18-month period, but significant interest in the properties has advanced that schedule.


     Entergy expects to realize about $4 billion from all

divestments.  Of the total, about $2.5 billion will be allocated to eliminating acquisition debt, about $0.5 billion will go

toward reducing Entergy parent-company debt, and about $1 billion will be used to either fund future growth or for debt reduction.


     The divestment of CitiPower is part of Entergy's business

strategy, announced in August, to refocus its resources on fewer core competency growth areas.  The divestitures will allow

Entergy to continue to pursue the three core competency

businesses identified in August, international power development,

power marketing and trading, and nuclear power operations.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                              ENTERGY CORPORATION


                              By:  /s/ Wayne Leonard
                                 __________________________
                                   Wayne Leonard
                              President and Chief Operating Officer

November 25, 1998